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                                                                     EXHIBIT 5.1

                             [FORM OF JDRP OPINION]


                                August   , 1998


The Imperial Home Decor Group Inc.
The Subsidiary Guarantors named in Annex A hereto
c/o The Imperial Home Decor Group Inc.
23645 Mercantile Road
Cleveland, Ohio 44122


Gentlemen:

     We are acting as special counsel for The Imperial Home Decor Group Inc., a Delaware corporation (the 'Company'), and each of its subsidiaries named in Annex A hereto (collectively, the 'Subsidiary Guarantors'), in connection with the offer of the Company to exchange $1,000 principal amount of its 11% Senior Subordinated Notes due 2008, Series B (the 'Exchange Notes') for each $1,000 principal amount of its outstanding 11% Senior Subordinated Notes due 2008 (the 'Old Notes') of which $125,000,000 aggregate principal amount is outstanding. The Exchange Notes will be issued under and entitled to the benefits of the Indenture, dated as of March 13, 1998 (the 'Indenture') by and among the Company, the Subsidiary Guarantors named therein and The Bank of New York, as trustee (the 'Trustee'). The Exchange Notes will be fully and unconditionally guaranteed (subject to insolvency and fraudulent conveyance limitations), jointly and severally, on an unsecured senior subordinated basis (the 'Subsidiary Guarantees') by the Subsidiary Guarantors.

     Our opinions expressed below are limited to the laws of the State of New York, Delaware corporate law and the federal law of the United States of America, as currently in effect, and we do not express any opinion herein concerning any other law.

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that:

          1. When the Exchange Notes have been duly executed by authorized officers of the Company, authenticated by the Trustee in accordance with the Indenture and issued in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the Exchange Notes will be valid and binding obligations of the Company.

          2. When the Exchange Notes have been duly executed by authorized officers of the Company, authenticated by the Trustee in accordance with the Indenture and issued in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the Subsidiary Guarantees will be valid and binding obligations of the Subsidiary Guarantors.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-4 filed by the Company and the Subsidiary Guarantors to register the exchange and issuance of the Exchange Notes for the Old Notes, and the Subsidiary Guarantees thereof, under the Securities Act of 1933, as amended, and to the reference to our firm under the caption 'Legal Matters' in the prospectus constituting a part of such Registration Statement.

                                          Very truly yours,



                                          Jones, Day, Reavis & Pogue

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                                    ANNEX A

                             SUBSIDIARY GUARANTORS


Vernon Plastics, Inc. (a Delaware corporation)
WDP Investments, Inc. (a Delaware corporation)
Marketing Service, Inc. (a Delaware corporation)
Imperial Home Decor Groups (US) LLC (a Delaware limited liability company) Imperial Home Decor Group Holdings I Limited (a UK company)